Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in this Registration Statement and to the incorporation by reference therein of our reports dated May 31, 2023, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Capri Holdings Limited for the year ended April 1, 2023, included in the Current Report on Form 8-K of Tapestry, Inc. dated November 9, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

February 1, 2024